Exhibit 99.2

PracticeWorks Inc (PRWK)
Q1 2003 Financial Release Conference Call
Event Transcript

Thursday, April 24, 2003 8:30 am

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

PracticeWorks Inc (PRWK) Q1 2003 Financial Release Conference Call Thursday, April 24, 2003 8:30 am

looking information concerning future results, performance, expectations or intentions.

Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of these assumptions may be inaccurate and therefore the Company's actual results could differ materially from those that will be implied in management's discussion. Additional detailed information concerning a number of factors that could cause actual results to differ from the information that management will give you is available in the company's annual report on Form 10-K for the period ending December 31, 2002 and subsequent periodic reports on file with the Securities and Exchange Commission.  Copies of these reports are available on request.

MR. RICHARD PERLMAN:
Good morning.  I'm Richard Perlman, Chairman of PracticeWorks.  Here with me is Jim Price, PracticeWorks' CEO, and Al Cochran, our CFO.  We view the Q1 results announced yesterday as a dawning of a new era in the development of our company and consequently this morning's presentation is a bit of a departure from our usual format. First I would like to discuss the change in the company's business over the most recent past, our rational behind these changes and the opportunity that lies ahead for this newly constituted business model.

Al will review the results and pinpoint the relevant financial issues and Jim will speak to the operational highlights of the quarter.  As many of you know we entered the digital radiography market in early 2002 when we signed a distribution agreement with Trophy.  We did this because we believe that digital radiography presented a huge opportunity in the U.S. market where only 10 to 12 percent of the practices currently have a digital solution.

Our customers were asking us for this product and if we did not become a player in this category we would open our customer base to attack by our major competitors who

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THE OPERATOR:
Ladies and gentlemen, thank you for standing by.  Welcome to the PracticeWorks' first-quarter earnings release conference call.  During the presentation all participants will be in a listen-only mode.  Afterwards we will conduct a question-and-answer session.  At that time if you have a question please press a one followed by the four on your telephone.  As a reminder this conference is being recorded Thursday, April 24, 2003.  I would now like to turn the conference over to Sue Griffin, Vice President with PracticeWorks.

MS. SUE GRIFFIN:
Thank you.  Good morning everyone.  I would like to welcome you to PracticeWorks' conference call to discuss first-quarter 2003 financial results.  I want to advise those of you who are listening to the call over the phone and viewing the slides on the Internet that there will be a slight delay between the audio and slides.  During this presentation including the question-and-answer session that will follow, PracticeWorks' executives will  be  discussing certain  subjects that may contain  forward-

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

had DR product offerings.  Every major industry participant has confirmed the exceptional opportunity that digital radiography presents as well as their favorable results to date.  We spent the entire second half of 2001 evaluating every product in the market and chose Trophy because we believe it is superior in terms of the two most important characteristic to the end-user, image resolution and reliability.

The wisdom of this decision was substantiated during the latter half of '02 as we sold and installed several hundred DR systems with a high level of customer satisfaction.  We formed a bond with the Trophy management team based on the successful collaboration aimed at achieving Trophy's prominence in the U.S. market to match their position in the rest of the world.  Because in effect we had a one year test drive we were able to seize the opportunity at the end of last year when we were presented the chance to buy the company.

We felt owning the world leader and the Dow Industries' most exciting revenue opportunity in years was the right thing to do.  Let me again quickly review what we bought. The inventor of the first digital radiography product in the current world leader with a 25 percent market share at approximately 50,000 systems installed worldwide.  The technology leader with over twenty years of experience and know-how and the only product on the market with picture resolution of 20 line per mm equaling conventional x-ray film.

We also got a company that is a leading manufacturer of digital panoramic x-rays, digital intraoral cameras and conventional x-ray heads.  Seventy percent the company's revenues is from digital products and all of the digital products interface with the practice management system.  We have previously mentioned the fact that these products and the practice management system are converging.  Because we are the only practice management vendor that owns all these products we

The PracticeWorks and Trophy R&D teams are working closely together and we anticipate a constant stream of product enhancements over the coming quarters that will demonstrate the value of owning all these technologies.  We also got a successful distribution network from product of 550 dealers and distributors worldwide and lastly a proven and committed management team that grew the revenues at over 18 percent compounded and doubled pretax profits during the last three years with no meaningful contribution from the United States, the largest dental market in the world, and with the uncertainty and disruption of being put up for sale by the company's parent.

A company that last year did 58 million in revenues and approximately 9 million in pretax income for a purchase price of 51 million or approximately six times historical pretax which based on the Q1 results looks closer to three times pretax.  The market opportunity we bought into is as follows.  In the U.S. we believe there are approximately 60 to 70,000 dental practices who will purchase digital radiography in the future.  This represents a $1.3 billion opportunity in the U.S. market, about half of that in our user base.

In Western Europe the market is only 27 percent penetrated. Japan is at eight percent and the rest of the world at five percent.  In total, the market opportunity today exceeds $4 billion.  No one is sure about how quickly digital radiography will be adapted and there is a lot of work to be done and many challenges lie ahead.  However because of our installed customer base, our complete company focus on only technology, Trophy's superior products and proven management team, we believe we are extremely well positioned to maximize this growth opportunity.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

We also want our shareholders to know we recognize this transition has been painful particularly the events of last year's third quarter.  While we clearly understand that recurring revenue is attractive we could not ignore the changes around us and we hope these results go a long towards demonstrating the validity of our rationale.  We believe that the company again is on track and that our decisions were mandatory based on the rapidly changing competitive and technology climate in our industry. Additionally, we want to point out that our core business is alive and well.

We continue to enjoy significant growth across all the traditional PracticeWorks businesses as substantiated by the growth rates inherent in these results.  As always we believe that the practice management system is the gateway into the practice and our installed customer base gives us a significant advantage as we continue to sell more things to clients with whom we have a long-standing and successful relationship.  At the end of our presentation I will come back to you with our thoughts on the remainder of the year.

MR. JAMES (AL) COCHRAN:
Good morning everyone.  I want to begin my presentation with reviews and highlights that were contained in our press release last evening.  I want to first draw your attention to the fact that we have reformatted the revenue line items a bit renaming those revenue categories to words that are bit more descriptive of the items that included, reclassifying the sales of domestic Trophy products here including the (indiscernible) worldwide Trophy sales.

Just to touch base on the highlights, we are of course exceptionally pleased with 43.8 total million in total revenues and we will speak about that in more detail a bit later.  I do want to point out that as Richard indicated the core IT business experienced a strong quarter, double-digit growth (indiscernible) recurring elements and in the software equipment and traditional nonrecurring type items.

Our net income results, 3.1 million total net income, 17 cents per diluted share.  If we tax effect that at an effective rate of 38 percent that would have yielded a 15 cent per share result if compared to what we actually reported using a 28 percent tax rate.  The difference in the two tax rates is the continued use of our net operating losses.  The provisions that we are making in the financial statements for income taxes currently includes some state income taxes here locally and then foreign income taxes.

And then lastly, we are pleased with cash flow from operations of $6.4 million.  Let's continue with the revenue discussion of the 43.8 million in revenues for the quarter. Manufactured products comprised 21.6 million of this total.  This includes worldwide Trophy sales wherever generated in the world including here locally, domestically. (indiscernible) support e-services and subscriptions were 35 percent of our total revenue.

This is a 16 percent absolute increase over the prior year, and about 10 percent organic increase if you factor out the acquisition revenue of about $880,000.  Software, equipment and nonrecurring services, 6.8 million is up 22 percent over the prior year and that is essentially all organic.  We have completely integrated the businesses acquired in the fourth quarter and sales of these products to those customers are coming from our product line items.  The contributor to the growth, we mentioned the acquisition revenue.

Trophy is 19.2 million of that and the other acquisitions contributed 880,000 of that.  There is worldwide demand for dental imaging products.  It remains strong and growing. Trophy grew 34 percent over its Q1 2002 results after consideration of foreign exchange.  On an absolute basis that growth was 56 percent but currency translation   would   have  contributed  about  22  points.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

I do want to remind everyone that the contribution of currency translation to revenue is also a factor in the expenses and that the real impact of currency translation on  our  results needs  to be measured to net income line.  If we look at the net income results in this first quarter, that impact would be a fraction of a penny, really less than half a cent, and we have got to believe that the last 90 days has been somewhat more volatile with respect to currency translation.

Moving to the expense side, our purchases for resale and costs of manufactured goods in combination were 12.4 million for the quarter.  That would give us a 72 percent margin on total revenue.  That is line with our expectations.  It includes the effects of manufactured goods on the sales mix and the margins on manufactured goods, remind everyone, those are positively impacted by sales here in the U.S. which are going to an end customer giving us the benefit not only of the distributor margin but the manufacturing margin as well.

Selling, general and administrative expenses, SG&A, was 48 percent of revenue for the quarter.  That is as compared to 57 percent of revenue in Q4, '02 and 68 percent for Q1 of last year.  On a sequential and a year-over-year basis the dollar increase in SG&A is related primarily to acquisitions and the year-over-year comparison also is impacted a bit by the increased investment in marketing and promotion and some increase in professional fees related to Sarbannes, HIPPA and so forth.  Research and development expenses for the quarter $2.3 million as compared to $1.1 million for the prior year.

That increment is -- essentially that is related to acquisitions.  We capitalized R&D costs for the quarter of 426,000 as compared to 390,000 for Q1 of '02.  On a continuing basis we expect R&D to be somewhere in the $7.5 to $8.5 million range.  For combined enterprise we do have every intent of investing in the R&D efforts to support enhancements to existing products and keep us at the cutting-edge for new products as well.  Depreciation and amortization for the quarter increased $1 million over the prior year due principally to amortization of acquired intangibles and of that amount Trophy was approximately 700,000 and change.

Again, on net earnings and earnings per share, operating income we had 5.4 million of operating income for the quarter compared to 398,000 for the same quarter last year. Net income available to common stockholders for the quarter at 3.1 million, 17 cents per share fully diluted tax affected, that is a 15 percent number, and that is compared to a loss of 1.7 million or 15 cents per share for the first quarter of last year.  We'll turn it to the balance sheet.  We ended the quarter with cash equivalents right at 10 million and days of sales outstanding for receivables are 49.  That is in line with what we had indicated in our conference call last quarter and particularly pleased with the ability to achieve that result considering the fact that we have only owned the Trophy manufacturing business now for 120 days.

Cash flows from operations are 6.4 million for the quarter. Other significant items in the quarter with regard to investing and financing activities we completed payments related to the trophy acquisition primarily the net worth adjustment.  We invested 1.8 million in capital expenditures including software development costs and so forth and we commenced amortization of the term portion of our credit facilities.  And with that I will turn it over to Jim.

MR. JAMES PRICE:
Thank you, Al.  I would like to begin by saying how pleased I am with the position PracticeWorks has achieved today.  I would like to thank our 1,000 employees for the amount of effort that was expended in

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

our first quarter to achieve our results.  Today at PracticeWorks we are the largest provider worldwide in dental practice management software and digital radiography technology and we have the added benefit of this being our only focus.  I will discuss our quarterly metrics as two operational groups, the informational technology business, IT, or historical PW and our manufacturing group, which is the historical Trophy.

For the quarter in our IT group we enjoyed a strong quarter with all revenue components showing significant growth.  We achieved 30 percent growth in total revenues and after the exclusion of our IT acquisitions organic growth was 25 percent.  More significantly recurring revenue grew 16 percent over the prior year and 6 percent over the prior quarter.  Also, the Company sold approximately 370 systems to new first-time clients joining PracticeWorks in the quarter.  For the quarter our manufacturing group enjoyed strong sales worldwide with almost every country and product line showing significant double-digit growth.

As Al previously mentioned if the two groups had been together for all of 2002 organic growth in revenue would have been 34 percent.  Now from a marketing perspective our IT group participated in several major trade shows this quarter including the Yankee Dental in Boston, Chicago Midwinter, Rocky Mountain Dental in Denver and the Henman (ph) Dental in Atlanta.  In addition we hosted two user group meetings in Atlanta for our oral surgery and orthodontic clients and had over 1,000 participants for these events in Atlanta.

The major shows our manufacturing group participated in this quarter was the FDM  (ph) in Barcelona, Spain and the world's largest dental convention, the IDS, which is held every other year in Cologne, Germany.  For product development in the IT group this quarter we have released several products including PracticeWorks Ortho OMS Imaging, our version 7.2, with enhancements including support for frontal supplementric analysis, some simplified art tools and support for multimedia files.

We also released net OMS and OMS navigator version 4.6 with enhancements including enhanced multilocation, multi-provider  reporting  and  some  nice    template

scheduling. In our manufacturing group at the IDS convention we launched two new products.  The first as a world preview is our Trophy Pan C (ph).  Trophy presented the first ever digital supplementric radiology system using what we term one shot technology.  This technology makes the patients positioning easier, eliminates the problem of patients moving and the need for retakes and it improves patient comfort.

With its computerized command interface high frequency generator and Trophy digital technology, the Trophy Pan C provides quick and simple high-quality radiographs.  The second is our new high-quality STV Pro 2 camera for dentists wanting precision design and ergonomics.  The STV Pro 2 can produce intra and extraoral images of exceptional quality while utilizing its new quick share docking station for easy image sharing and intelligent adjustment.  As Richard mentioned previously our Trophy and PracticeWorks development teams are working in a cohesive development plan to bring these technologies together all centered around the electronic patient record.

We're sharing development tool kits and the programs to seamlessly integrate our technologies.  Together our company's resources include a development team of 100 programmers and QA technicians giving us the largest our dedicated R&D staff in our industry.  From a client support and service perspective I would now like to review the structure PracticeWorks has put in place to become the premier provider in the U.S. for digital radiography support and implementation services.

This is the real key for our success after the sale occurs and what the digital radiography industry historically has lacked in the United States.  I would like to take a moment and explain our support structure we are in the process of putting in place.  All of our U.S. Trophy customers will be supported through our Trophy contact center located at our Atlanta headquarters.  This group is responsible for all postsales activity including coordination of ordering and delivery of product, ensuring the customer has the right equipment in place to support the Trophy installation,

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

coordinating the installation with one of our certified network solution providers or as we term NSPs which I will discuss in a moment, certification of the proper installation of our Trophy products, coordination with the client for on-site training with a PracticeWorks certified Trophy trainer, and finally the ongoing advance support pre and post installation by one of our Trophy support specialists.

Additionally, we have established a national network of certified network solution providers or NSPs.  These are PracticeWorks certified hardware and installation providers throughout the U.S.  The majority of these technology providers have had a historical relationship with us providing the computer hardware for our dental installations.  We have had all of our NSPs come through a thorough training course on all of our Trophy offerings and upon completion received our x-ray and digital certification.  We have broken the U.S. into 59 territories that are handled by 20 of our NR certified NSPs today.

With this support and service structure in place we believe we can combine the digital radiography opportunity in the U.S. with the premium level of customer satisfaction.  Now, in our IT division we received and helped our customers by answering over 150,000 support calls in the quarter.  We're very pleased with our call response time and our infrastructure to handle this volume.  The majority of the increased call volume related to HIPPA related questions.  I would now like to take a moment and educate you on our positioning regarding and preparation regarding HIPPA.

Today PracticeWorks is committed to delivering services and products that will assist our customers in complying with their regulatory requirements under HIPPA.  We have worked to identify the impact of HIPPA for both our

PracticeWorks is in compliance with the HIPPA privacy regulations that took effect April 14th 2003 and we are assessing the HIPPA security regulations that were finalized February 20, 2003, and we will be in total compliance well in advance of the current deadline of April 21, 2005.  Overall we feel very good about our positioning with HIPPA issues.  And what I would like now to turn it back over to Richard.

MR. RICHARD PERLMAN:
Thanks, Jim.  As stated in our press release based on these strong results we're increasing our revenue guidance to 170 to 180 million from the 165 to 175 previously that we got it to and our EPS guidance to 68 to 74 cents, up from 64 to 72.  We also want to remind everyone that the seasonality of our business will become even more pronounced due to the impact of the European summer vacations on the Trophy and the TMS acquisitions.

Consequently we anticipate that the Q3 results will contribute 22 to 24 percent of annual revenues.  In conclusion we feel that Q1 results demonstrate the digital opportunity, the merits of the Trophy acquisition, the integration of the Trophy management team and operations into the PracticeWorks family and lastly that our core business continues to perform well.  With that we would be happy to answer any questions you may have.

THE OPERATOR:
(CALLER INSTRUCTIONS).  [Caller1] with AG Edwards.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

THE CALLER:
My question was on the guidance going up, I think if I remember correctly when you guys bought Trophy we were talking about guidance of 60 to 65 million for that business which was obviously pretty conservative.  So is the increase on top line you are giving all Trophy specific given that you -- I understand the seasonality, so this is -- the 21 in this quarter is not a run rate?

COMPANY REPRESENTATIVE:
Correct.  That is correct, [Caller1].

THE CALLER:
So are you -- so you are saying that all guidance in aggregate for the year is Trophy business pretty much?

MR. RICHARD PERLMAN:
For the most part.

THE CALLER:
Could Al maybe talk a little bit about SG&A trend or whoever wants to talk about it and is this the run rate on SG&A and what's contributing there, does that dovetail into the old sales model for the company and Europe for Trophy, not you?

MR. JAMES (AL) COCHRAN:
Couple of things with SG&A.  The results for this quarter are not precisely a run rate and there are some timing elements that come into play.  We have incurred some costs for tenancies some significant trade shows.  Jim mentioned the bi-annual event in Cologne and that is obviously an expensive event.  So we have got some timing issues that will affect some of the marketing and promotion costs.

Additionally given the momentum in the business.  We are accelerating a bit our previously announced commitment to marketing and promotion for the business overall, so that is another element of the timing.  And then we do have some professional fees and similar things that as we have rolled out at year-end, audit, annual reports, those types of things that contribute a little bit to it.  The SG&A for the year should be back in the range that we had talked about in our previous guidance and adjusted maybe a few bucks overall with respect to current guidance.  But the number for this quarter is not an overall run rate.

THE CALLER:
One final cleanup is on the cash-flow statement, the 3.895 for acquisitions, does that just spillover from some smaller deals or from Trophy?

MR. JAMES (AL) COCHRAN:
Actually it is the cash that was expended in this quarter but was actually a accrued last quarter for the working capital adjustment and the principal reason for that results for Trophy for Q4 were better than had been anticipated at the time the deal was struck and part of the arrangement was that we would effectively buy that working capital, so we bought a position on net working capital and actually expended that cash this quarter.

THE OPERATOR:
[Caller2] with Jefferies & Company.

THE CALLER:
Congratulations on a terrific quarter guys.  A few more questions on the Trophy side of the business given the strong performance there.  I guess to start, can you tell us what the mix was in terms of international revenues versus domestic contributions there, how that relates to where you see that evolving over the next kind of three or four quarters?

COMPANY REPRESENTATIVE:
The mix was still pretty close to where it had been traditionally which was the U.S. market was roughly 10 percent, possibly in this quarter a little bit more and the rest of the business is all over the world.  Japan  represents  about 13 percent  and the  UK  is

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

about six percent and most of the remainder is Western Europe.  So over the course of the next year or two obviously we anticipate the U.S. will contribute more and more to the Trophy revenues.

THE CALLER:
Al, can you help us reconcile the contribution from the currency translation and why it had such a large revenue impact but so little bottom-line impact?

MR. JAMES (AL) COCHRAN:
Actually, that is not -- the (indiscernible) press release was an effort to give some insight into the impact of Trophy's growth in a year-over-year basis.  It really doesn't impact our operating results because we did not have those in our numbers last year.  And as I mentioned the events of the last several months have certainly been the most volatile in terms of effect on currency translation.

So the 22 points that we ascribe to the foreign currency translation impact on Trophy revenues had we have those numbers in our results the prior year, that 22 points would also apply to the expense side.  So you would be looking at an impact on the net income and as I have indicated the impact on the current result, I would view as measured by the change in foreign currency from the time we acquired Trophy in December to the average for the current quarter and that movement was only about six percent.

THE CALLER:
So to paraphrase, if the dollar were to suddenly strengthen here versus the euro or other currencies you guys wouldn't see yourselves as being overly exposed from a bottom-line impact perspective?

COMPANY REPRESENTATIVE:
No, not significantly.  And we continue to look at the risks that the company faces with foreign currency and what the impact of that exposure is and to assess available strategies that we might put into place in order to protect the earnings base.  But what we're really talking about is translation adjustment which is the impact of taking the foreign denominated subsidiary's results, converting those into U.S. dollars for purposes of consolidation, and not many companies make an effort to try to hedge that.

You look at the impact on a sort of a moving average basis and what is more significant in my view is the result that comes from actual transactions when monetary assets are actually closed that have been denominated in other currencies that is when a gain or loss really manifests itself and those are the ones we are paying most specific attention to.  But to answer your question we don't see a significant exposure at present.  The euro has even moved in our favor subsequently and again we just don't see it being a significant item. But even if it went all the way back to where it started where it was a year ago we would be talking really a few pennies here in the aggregate.  So to answer your question directly [Caller2], we don't anything significant or material in terms of our exposure there.

THE CALLER:
One more question and then I'll turn it over.  As it relates to the spread of orders from the new digital radiography stuff over the quarter, can you characterize if it is a relatively even spread, if there is more coming in the front-end or the back end of the quarter and what we should expect to see going forward in the business?

MR. RICHARD PERLMAN:
Our goal obviously would be in an ideal world would be to have an even spread all three months.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

Unfortunately we have worked with a salesforce.  We have different bonus incentives in place to try and even it out.  It is still back end loaded on the digital side, probably to the tune of maybe I would say 20, 25 percent the first month, probably 30 percent to 35 percent, then the balance would be the third month and our goal is and we have put a lot of incentives in place to even that out, but today it's still a little back end loaded.

THE CALLER:
Is that true with your own salesforce as well as the distributors?

COMPANY REPRESENTATIVE:
Actually that was more on the U.S. domestic sales as far as that's concerned. The Trophy sales are very evenly dispersed over a quarter and if anything are the phenomenon.  They seem to be front-end loaded for some reason.  So we're very happy with the kind of visibility and the flow in those orders.

MR. JAMES PRICE:
It goes hand in hand with having this, as Richard mentioned, the 550 dealers and distributors worldwide.

THE CALLER:
Congratulations again.

THE OPERATOR:
[Caller3] with Emerging Growth Equities.

THE CALLER:
I want to see if you could look a little more in detail of the gross margins at Trophy and what the trends on a forward basis would be, sort of how those might be influenced on up quarters, down quarters, how fixed versus variable cost there and then a check figure.  Could you give me the CAPEX for the quarter as well?

COMPANY REPRESENTATIVE:
Well the Trophy margins historically were in the 50 percent range.  We've seen just a bit of improvement as digital products have contributed to the overall sales mix.  And then when you look at the margins on manufactured products as it reflected in these financials, the other affect of that is the sales that are occurring here in the U.S. because we have in these financials, not only the manufacturing margins but the distributor margins.  So that is what accounts for the results if you do a computation on those numbers.

I think in the near-term we see that being relatively stable.  I don't think we see a dramatic change in Trophy's cost of goods to be manufactured with the balance of this year.  So I would think that results should be fairly similar there.  Capital expenditures, I mentioned that we expended 1.8 in total and there was about 1.5 million of that that was hard goods, it was about 400,000 or so that was software development costs.

THE CALLER:
Maybe talk a little bit about the magnitude of the seasonality that you might expect from Trophy and your greater emphasis now in Europe.  Is that a five percent change, a ten, twenty percent, just so that we have a bit of a better basis?

COMPANY REPRESENTATIVE:
All we really did was adjust by a percentage point [Caller3] from the guidance that we gave out on the last quarter.   We said we thought at the time that Q3 would be 23 to 25 percent and we just adjusted that to 22 to 24.  So with the remainder of the difference being spread over Q2 and Q4 equally.

THE CALLER:
Thanks.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

THE OPERATOR:
[Caller4] (ph) from Bracken Capital.

THE CALLER:
Three questions.  Can you just give us some idea of what Trophy did sequentially?  I know you didn't have in your quarter in December.

COMPANY REPRESENTATIVE:
I can give you -- we are not going to break that out [Caller4], but I can tell you it was a double-digit number sequentially.

THE CALLER:
Double-digit growth?

COMPANY REPRESENTATIVE:
Yes.

THE CALLER:
And there wasn't a currency impact there?

COMPANY REPRESENTATIVE:
Even if you net that out I think you're still at double digits.

THE CALLER:

And can you just describe, was that the growth that you contributed in the U.S.?

COMPANY REPRESENTATIVE:
We did nicely in the U.S. but also I must tell you as Jim said that we enjoyed double-digit growth in every country in almost every product category.  So it's evenly spread across all markets.

THE CALLER:
Second question, the 300 or so customer adds, was that including Trophy or just your core business?

MR. JAMES PRICE:
That was the core practice management business without Trophy.

THE CALLER:
Was that a net number or --?

MR. JAMES PRICE:
We still run -- historically we have run an attrition rate of a little under two percent and our addition rate historically has run between 3.5, more like 4 percent.  So we're still the trend we stated on last quarter, basically a net gain of about two percent is holding true.

THE CALLER:
And the last question, the SG&A run rate going forward, I know there is a question on that, but for the year should it be in the mid to low 40s as a percent of revenue or how much leverage is there on that line, especially going into next year, maybe if you could comment on that.

COMPANY REPRESENTATIVE:
Mid to low 40s would sound reasonable to me.  I think SG&A and R&D combined on our new guidance is going to be in the dollar amounts, 88 to 92 million at the ends of those ranges and that is combined for R&D as well.

THE OPERATOR:
[Caller5] (ph) with William Blair & Co.

THE CALLER:
Good morning.  Just a couple of quick questions about the core business.  I just want to clarify the 800,000 in revenue from a smaller requisition, did you say this is all recurring revenue or was it in both parts in the core business?

MR. JAMES PRICE:
I said eight eighty is all recurring and our view on that is we have now completely integrated the systems portion of the TMS acquisition which  had the  product that we  entered  in  the

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

acquisition.  So any sales in that customer base are coming from our products now versus their product.

COMPANY REPRESENTATIVE:
No, still the trend is the majority of our general dental systems are subscription.  The ortho-oral historically are still running (indiscernible) on a cash basis.  And we are finding frequently with a doctor that will actually buy both a digital radiography solution and a practice management, that they're tending to take advantage of we have said historically, majority buy on a cash basis with digital radiography and they're bundling in the practice management on the cash, so we've seen that drop a little bit.

THE CALLER:
So just how many new subscriptions were there for the quarter then?

COMPANY REPRESENTATIVE:
I have given you an indication -- well actually we have about 3,300 subscription customers at the end of this quarter compared to -- we were at about 3,100 or so for the end of the year.

THE OPERATOR:
[Caller6] (ph) with Accelerator funds.

THE CALLER:
Mostly just a statement.  You know just a couple quarters ago where you guys got beat up pretty bad and by missing that penny which seems kind of silly and unfortunately I was one of those people, more on a private side I guess than in a public way, but I just wanted to say congratulations, that you took the criticism like real professionals, stuck your nose to the grindstone and I'm just very happy to be a shareholder at this point in time.

THE CALLER:
And then the 370 new installs you highlighted, what number -- is that all subscriptions or is a subset of that the subscription number?

The other thing is I also wanted to just compliment [Analyst], the analyst at Morgan-Keegan, who put in a lot of work and effort to basically get it right in this story rather than just jumping on bandwagons and holding vendettas.  So I just to congratulate you and keep up the good work.

COMPANY REPRESENTATIVE:
Thanks, [Caller6].  Very nice of you to say.

THE OPERATOR:
[Caller7] (ph), private investor.

THE CALLER:
I would sure like to subscribe to what [Caller6] just said.  I think you guys have done a terrific job.  I'm an independent investor and I probably represent most independent investors and I think you've just done a fantastic job for us and I appreciate it.  Keep up the good work.  I have a couple questions for you.  Would you talk to the question of the general economy and what effect if any of the economy on the willingness of dentists to make IT expenditure?  Do you see any affect at all?

COMPANY REPRESENTATIVE:
Actually we are very fortunate to be I believe in the dental space.  It is not only us but all the dental manufacturers and everybody that has been enjoying still steady growth out there.  Richard and I went over to IDS in Cologne, Germany, which is as I said every two years, that is the world's largest dental convention.  We got to meet our primary, many of our primary dealers and distributors from Japan and Germany and throughout the world.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

And just that was a question we asked everybody and the feedback we got overall was the demand with the dental technology seems to be continuing to be strong and I'm sure it could even be stronger if the world economy was stronger, but we are very pleased obviously with the position that we are in.  With respect your long-term debt, I think you have is it three years to pay that off and do you plan to pay that off any sooner that that three years? Clearly [Caller7] if the cash flow continues on this trend we will be able to liquidate that debt for the normal maturity dates.

THE CALLER:
Are you prepared to give any guidance at this point looking ahead to 2004?

COMPANY REPRESENTATIVE:
Not yet.  At the appropriate time we will.  I think that is a quarter to two down the road now.  Again, we are obviously delighted with these results.  We are very encouraged and enthusiastic about the future but we still only owned the company for 120 days and I think we need another quarter or two under our belt before we start talking about 2004.

THE CALLER:
Thanks again.  That's all I have.

THE OPERATOR:
(CALLER INSTRUCTIONS).  [Caller4] with Bracken Capital.

THE CALLER:
Just a question on the balance sheet, can you just help us, you should generate some pretty nice cash this year.  And I'm just curious what the plans are on payback of debt, paydown of debt I should say?

COMPANY REPRESENTATIVE:
First of all, the $39 million that we borrowed from Bank of America to effectuate the Trophy transaction, 9 million of it is in the form of a revolver.  So that could go up-and-down.  That's part of the $15 million revolving facility and to the extent we have $9 million extra that will obviously be used to pay off that revolving part of the loan.  And to the extent there is excess over that obviously we can, without any penalty, accelerate the payment on the term loan portion of the loan as well.

THE CALLER:
Thank you.

THE OPERATOR:
[Caller8] (ph) with Brantpoint (ph) Capital.

THE CALLER:
I just wanted to follow up on an earlier question, I'm not sure I heard you right.  Did you say that there was 800,000 in the recurring line from a recent acquisition?  Is that right?

COMPANY REPRESENTATIVE:
Recurring revenues have about $880,000 of acquisition related revenue.  Those acquisitions that were made in the fourth quarter of last year, so comparing the first-quarter of this year with the first quarter of last year, I would back out the 880.

THE CALLER:
Thank you very much.

THE OPERATOR:
There are no further questions at this time.  I will not turn the call back to you.  Please continue with your presentation or any closing remarks.

PracticeWorks Inc. (PRWK) - Q1 2003 Financial Release Conference Call
Thursday, April 24, 2002 8:30 am

MR. RICHARD PERLMAN:
Thank you everybody for attending the call, and as I said the management team of both PracticeWorks and Trophy are working hand-in-hand and it is a wonderful situation.  So we look forward to our next call.  Thank you.

THE OPERATOR:
Ladies and gentlemen, that does conclude the conference call for today.  Thank you for your participation and please  disconnect your lines.

(CONFERENCE CALL CONCLUDED)

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